EXHIBIT 1

Execution Copy

ASSET PURCHASE AGREEMENT

dated as of

May 13, 2010

by and among

ARGO DIGITAL SOLUTIONS, INC.,

RVUE, INC.

and

RVUE HOLDINGS, INC.

(Continued)

(Continued)

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of May 13, 2010, by and among Rvue Holdings, Inc., a Nevada corporation (“Purchaser”) and Argo Digital Solutions, Inc., a Delaware corporation (“Seller”) and rVue, Inc., a Delaware corporation (“Rvue”), a wholly owned subsidiary of Seller.  Seller and Purchaser are sometimes referred to herein collectively as the “Parties” and each, individually, a “Party.”

W I T N E S S E T H:

WHEREAS, Seller is engaged in the business of operating an addressable media exchange for digital out of home signage and billboards, directly and indirectly through Rvue, together with related assets, including, without limitation, all of the contracts, licenses, work in process, and business assets related thereto (the “Business”), which Seller offers or operates or plans to operate under the name of “Rvue” or under similar or related names (the “Business Name”);

WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller, substantially all of the assets of Seller relating to the operation of the Business, and in connection therewith, Purchaser has agreed to assume certain of the liabilities of Seller relating to the Business, on the terms and conditions set forth in this Agreement;

WHEREAS, Seller wishes to sell the Business to Purchaser, and Purchaser wishes to purchase the Business, on the terms and subject to the conditions of this Agreement;

WHEREAS, for Federal income tax purposes, it is intended that the transactions contemplated by this Agreement shall, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g) and shall constitute a plan of liquidation of Seller;

WHEREAS, certain terms are defined as provided herein and shall have the specified meaning regardless of whether any usage appears before or after the place where a term is defined.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows, intending to be legally bound:

ARTICLE 1

PURCHASE AND SALE OF ASSETS

1.01 Purchase and Sale of Assets.  Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to sell, convey, transfer and assign to Purchaser, and Purchaser hereby agrees to purchase and acquire from Seller, all of the right, title and interest of Seller in, to and under the assets, properties and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the conduct of the Business by Seller on the Closing Date, including without limitation, all right, title and interest of Seller and its Affiliates in, to and under the following, which (whether or not listed below) are hereinafter collectively referred to as the “Assets”:

(a) all of the equipment, computers, servers, hardware, appliances, implements, and all other tangible personal property that are owned by Seller or any of its Affiliates and have been used in the conduct of the Business, including without limitation, the items listed on Schedule 1.01(a);

(b) all Real Property Leases to which Seller is a party, or which affect the Business or the Assets, including without limitation, the items listed on Schedule 1.01(b);

(c) all contracts (the “Contracts”) to which Seller is a party, or which affect the Business or the Assets, including without limitation, leases of personal property, licenses in and out of the Seller for Intellectual Property, and including without limitation, the items listed on Schedule 1.01(c), to the extent such Contracts can be validly and effectively assigned, but subject to Section 1.06;

(d) all rights, claims and causes of action against third parties resulting from or relating to the operation of the Business or the Assets prior to the Closing Date, including without limitation, any rights, claims and causes of action arising under warranties from vendors and other third parties;

(e) all governmental licenses, permits, authorizations, consents or approvals affecting or relating to Seller, the Business or the Assets (“Permits”) listed on Schedule 1.01(e) to the extent they can be validly and effectively assigned;

(f) all accounts receivable, notes receivable, prepaid expenses and insurance and indemnity claims to the extent related to any of the Assets or the Business;

(g) all goodwill associated with the Assets and the Business;

(h) all Business Records;

(i) Seller’s right to use the name “RVUE” and all other names used in conducting the Business, and all derivations thereof, in connection with Purchaser’s future conduct of the Business;

(j) all Intellectual Property Assets, including without limitation, the items listed on Schedule 1.01(j); and

(k) all other privileges, rights, interests, properties and assets of whatever nature and wherever located that are owned, used or intended for use in connection with, or that are necessary to the continued conduct of, the Business as presently conducted or planned to be conducted as of the Closing Date; and

(l) All of the issued and outstanding shares of capital stock of Rvue consisting of 10,000,000 shares of common stock, par value $0.001 per share (the “Rvue Shares”);

provided that, notwithstanding the foregoing, the Assets shall not include the Excluded Assets.

1.02 Excluded Assets.  Notwithstanding anything to the contrary in Section 1.01, the following assets of Seller are excluded from the Assets (the “Excluded Assets”):

(a) any insurance policies of Seller, other than rights relating to claims thereunder arising on or prior to the Closing Date;

(b) all rights of Seller under this Agreement and the other agreements and instruments executed and delivered in connection with this Agreement;

(c) the minute book, stock transfer book and corporate seal of Seller;

(d) intentionally omitted;

(e) any agreement, right, asset or property owned or leased by or licensed to Seller that is not used or held for use in connection with Seller’s conduct of the Business, but only to the extent set forth on Schedule 1.02(e);

(f) any assets related to any Seller Plan;

(g) all refunds, credits or amounts with respect to Taxes which are paid or payable by Seller; and

(h) other assets and properties of Seller set forth on Schedule 1.02(h).

1.03 Assumption of Liabilities.  Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the time of the Closing, to assume, pay, discharge and perform the following (and only the following) obligations and liabilities of Seller (the “Assumed Liabilities”): (a) Current Liabilities and obligations of Rvue included in the Business sold that, by the terms of such Current Liabilities and obligations, arise after the Closing (other than by virtue of a default or violation of any such Current Liability of obligation occurring prior to Closing) relate to periods following the Closing and are observed, paid, discharged, or performed as the case may be, at any time after Closing.

1.04 Retained Liabilities.

Except for the Assumed Liabilities, Purchaser shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any liabilities, commitments, contracts, agreements, obligations or other claims against Seller, whether known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, due or to become due, and whether contractual, statutory, or otherwise.  Without limiting the generality of the foregoing, the parties acknowledge that Purchaser shall not assume or in any way be responsible for any of the following liabilities or obligations of Seller:

(a) liabilities in respect of indebtedness of Seller;

(b) product liability and warranty claims relating to any product or service of Seller produced, manufactured, sold, performed or delivered on or prior to the Closing Date;

(c) except for any and all Transfer Taxes, Taxes, duties, levies, escheats, assessments and other such charges, including without limitation, any penalties, interests and fines with respect thereto, payable by Seller to any federal, provincial, municipal or other government or Governmental Authority, domestic or foreign, including without limitation, Taxes arising out of the transactions contemplated by this Agreement;

(d) except for the amounts owed in schedule 1.04(d), liabilities for salary, bonus, vacation pay or other compensation or benefits relating to Seller's employees for periods prior to the Closing Date;

(e) severance payments, damages for wrongful dismissal and all related costs in respect of the termination by Seller of the employment of Affected Employees;

(f) liabilities or obligations relating to an Excluded Asset, including without limitation, any liability or obligation arising out of a claim by any party to any agreement which is an Excluded Asset arising out of the failure to transfer such Excluded Asset;

(g) any liability or claim that may be due and owing to Seller or its Affiliates; and

(h) any liability or claim for liability (whether in contract, in tort or otherwise, and whether or not successful) related to any lawsuit or threatened lawsuit or claim (including without limitation, any claim for breach or non-performance of any Contract) based upon actions, omissions or events occurring on or prior to the Closing Date.

1.05 Allocation Reporting.  Schedule 1.05 sets forth the allocations established by Purchaser and Seller of the Purchase Price among the Assets, and in connection therewith:

(a) the allocations set forth on Schedule 1.05 are acknowledged by the parties to be the fair market value of the Assets and will be used by Purchaser and Seller as the basis for reporting asset values and other items for purposes of all required Tax Returns (as hereinafter defined) (including without limitation, any Tax Returns required to be filed under Section 1060(b) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder) and Form 8594, if applicable;

(b) Purchaser and Seller shall not assert, in connection with any audit or other proceeding with respect to Taxes, any asset values or other items inconsistent with the allocations set forth on Schedule 1.05 hereto; and

(c) Any Post-Closing Adjustments shall result in an adjustment to the amount of the Purchase Price allocated to the intangible assets and/or goodwill of the Business.

1.06 Consents to Assignment.  In the event any consent required to be obtained pursuant to the terms of any Real Property Lease or Contract (excluding In-bound Intellectual Property Licenses) (collectively referred to as “Withheld Consent Contracts”) prior to the assignment of such Withheld Consent Contract by Seller to Purchaser hereunder is not obtained as of the Closing Date, Seller shall hold such Withheld Consent Contract in trust for Purchaser and carry out and comply with the terms and provisions of such Withheld Consent Contract as agent for Purchaser, under Purchaser’s direction and control, at Purchaser’s cost and for Purchaser’s benefit.  Purchaser and Seller shall use commercially reasonable efforts to obtain any such consent after the Closing Date.  Notwithstanding anything to the contrary contained in this Agreement, if any such consent is not obtained within 30 Business Days after the Closing Date, Purchaser shall have the option, exercisable at any time thereafter by written notice delivered to Seller, of treating such Withheld Consent Contract as an Excluded Asset under this Agreement, in which case Purchaser shall have no further obligation with respect to such Withheld Consent Contract and Seller will retain all benefits and liabilities arising thereunder.  Purchaser acknowledges and agrees that its option of treating any such Withheld Consent Contract as an Excluded Asset pursuant to the terms of this Section 1.06 represents the sole and exclusive recourse of Purchaser with respect to the parties’ inability to obtain any required consent to assignment of any Withheld Consent Contract, subject to Schedule 1.01(c).

1.07 Purchase Price.

(a) The total purchase price for the Assets (the “Purchase Price”) shall be: 12,500,000 shares of Purchaser’s common stock, par value $0.001 per share, (the “Shares”).  The Shares will be issued to Seller pursuant to an exemption from the registration requirements of the Securities Act.  The Purchase Price shall be payable and/or deliverable at closing to Seller or such person or entity that Purchaser is directed, in writing, to issue such Shares, that shall constitute the “trustee” designated to hold such Shares in contemplation of the liquidation of Seller in accordance with the plan of liquidation and reorganization of Seller under Section 368(a) of the Code, which trustee shall be bound by all of the terms and provisions of this Agreement as if a party hereto.

(b) The transactions contemplated by this Agreement, including the transfer of the Assets and the liquidation of Seller, are intended to constitute a reorganization within the meaning of Section 368(a) of the Code.  This Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g) and shall constitute a plan of liquidation of Seller.  Purchaser, on the one hand, and Seller, on the other, agree, for all Tax purposes, to report the transactions effected pursuant to the Transaction Documents in a manner consistent with the treatment of such transactions as a reorganization under Section 368(a) of the Code, and none of them shall take a position on any Tax return, before any Tax authority or in any judicial proceeding that is, in any manner, inconsistent with such treatment without the consent of the others or unless specifically required pursuant to a determination by an applicable Tax authority.  The Parties shall promptly advise one another of the existence of any Tax audit, controversy or litigation related to such treatment.

1.08 The Intercompany Debt.  On the Closing Date, all intercompany indebtedness, liabilities or obligations of Rvue to Seller shall be forever discharged and released, including all interest and penalties thereon.

1.09 Contribution and Separation.  On the Closing Date, all obligations of Rvue to pay any amount of any Assumed Liability or Subsidiary Liability or Subsidiary Indemnity (as such terms are defined in the Pushdown Agreement) to Company, or indemnify Company, or any of Company’s affiliates, or in any manner pay or assume and debt or obligation, actual or contingent, of Company in respect to any activity of the Business or the Assumed Liabilities or any Subsidiary Liability prior to the Closing Date are hereby forgiven, waived and released in all respects, including, without limitation, pursuant to any contract, law, or agreement, including pursuant to that certain Contribution and Separation Agreement dated as of September 16, 2009 (the “Pushdown Agreement”); any and all advances and payments of any Assumed Liability or any Subsidiary Liability or Subsidiary Indemnity payment on and after March 2, 2010 by Rvue shall constitute a debt of Company to Rvue on and after the Closing Date and shall be repaid or reimbursed by Company to Rvue on or prior to the twelve month anniversary of the Closing Date, which shall accrue interest at a rate of ten (10%) percent per annum.

1.10 Amendment to Pushdown Agreement effected by this Agreement.  The Pushdown Agreement is hereby amended as follows:

(a) The definition “Subsidiary Business” shall include any and all prospects and activities proposed, planned or contemplated that if and when effected would constitute the rVue Business or any similar or related business, including, without limitation, any activity that would be necessary or useful, individually or in the aggregate, to performance or effectuating the rVue Business, or from which the Company or rVue at any time has or contemplated receiving revenues therefrom.

(b) The definition “Transition Services Agreement” is hereby deleted.

(c) Article 2 is hereby amended to delete each reference that the Company “agrees” and to the Company’s “agreement” on the Effective Date to assign and in lieu thereof, each agreement to assign is confirmed to constitute an assignment as of the Effective Date (as defined in the Pushdown Agreement).

(d) Section 2.2 (b) is hereby deleted.

(e) Section 2.12 is hereby deleted.

(f)  Section 4.2 is hereby deleted.

(g) Section 4.3 is hereby amended by adding subparagraph (d) as follows:

“(d) any Assumed Liability, Subsidiary Liability or Subsidiary Indemnity arising prior to the Closing Date”.

(h) Section 10.4 is hereby amended by adding the following:

“Purchaser shall be deemed a third-party beneficiary of this Agreement.”

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller and Seller’s Affiliates, jointly and severally, hereby represent and warrant to Purchaser as of the date hereof and as of the Closing Date (unless another date is expressly set forth below) that:

2.01 Existence and Power.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and Seller has all corporate powers and all governmental licenses, permits, authorizations, consents and approvals required to carry on its Business as now conducted.  Seller is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on Seller, the Assets or the Business.  Seller has heretofore delivered to Purchaser true and complete copies of Seller’s articles of incorporation and by-laws as currently in effect.

2.02 Authorization.

(a) The execution, delivery and performance by Seller of this Agreement and all other documents and agreements to be executed by Seller in connection herewith (the “Related Documents”) and the consummation by Seller of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, except as may be required under 15 U.S.C. §18a.

(b) Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Related Documents and to perform its obligations hereunder and thereunder to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Related Documents by Seller and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and no other action on the part of Seller is necessary to authorize this Agreement or the Related Documents or to consummate the transactions contemplated hereby.  This Agreement and the Related Documents have been duly executed and delivered by Seller and constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by laws governing bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws, without limitation, relating to or affecting creditors’ rights generally.

2.03 Non-Contravention.  Except as set forth in Schedule 2.03, the execution, delivery and performance by Seller of this Agreement and the Related Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(a) contravene, violate or conflict with the articles of incorporation or by-laws of Seller (the “Governing Documents”);

(b) assuming compliance with the matters referred to in Section 2.02(a), to Seller’s Knowledge, contravene or conflict with, or constitute a violation of, any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Seller;

(c) conflict with, result in a breach or violation of, or constitute a default under, or result in a contractual right to cause the termination or cancellation of or loss of a benefit under, or right to accelerate, any agreement, contract or other instrument binding upon Seller or license, franchise, permit or other similar authorization held by Seller; or

(d) result in the creation or imposition of any Encumbrance on any Asset.

2.04 Subsidiaries.  Seller does not own directly or indirectly, any capital stock, equity interest or other ownership interest in any corporation, partnership, association, joint venture, limited liability company or other entity other than Rvue.

2.05 Financial Statements.  Rvue’s financial statements as of December 31, 2009 and for the period from September 15, 2009 (inception) to December 31, 2009 (the “Year End Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, and fairly present the financial position of Rvue as of and for the date thereof and its results of operations and cash flows for the period then ended.  The balance sheet, income statement and statement of cash flows as of and for the three (3) months ended March 31, 2010 (the “Interim Financial Statements”) for Rvue were prepared in accordance with GAAP consistently applied, except for the absence of footnotes required by GAAP and subject to customary year-end adjustments, and fairly represent the financial position of Rvue as of the date thereof and the results of operations for the period then ended.

2.06 Receivables.  All accounts receivable, notes receivable and other receivables included in the Assets were created in the ordinary course of business consistent with past practice, of which ninety-five percent (95%) (net of an appropriate allowance, consistent with past experience) are and, on the Closing Date will be, valid, genuine and collectible.  The aging schedule of the accounts receivable of the Business, attached hereto as Schedule 2.06, is true and correct.

2.07 Absence of Certain Changes.  Since the Balance Sheet Date, Seller has conducted the Business in the ordinary course consistent with past practice and, except as set forth in Schedule 2.07 or disclosed on the Interim Financial Statements, there has not been:

(a) any Material Adverse Effect on the Business or the Assets or any event, occurrence, development or state of circumstances or facts which as of the date hereof could reasonably be expected to have a Material Adverse Effect on the Business or the Assets;

(b) any incurrence, assumption or guarantee of any indebtedness for borrowed money or any purchase money obligation or other debt or liability by Seller, except in the ordinary course of its Business consistent with past practice;

(c) any creation or other incurrence of any Encumbrance on any Asset of Seller, except for Permitted Encumbrances;

(d) any material damage, destruction or other property or casualty loss affecting the Business or Assets, (whether or not covered by insurance);

(e) any transaction or commitment made, or any contract or agreement entered into, by Seller relating to the Assets or the Business or any relinquishment of any contract or other right, other than transactions and commitments (including without limitation, acquisitions and dispositions of equipment) in the ordinary course of its Business consistent with past practice;

(f) any (i) grant of any severance, termination or change of control pay or other benefits to any director, manager, officer or employee of Seller, (ii) entering into any employment, deferred compensation, change of control or other similar agreement (or any amendment to any such existing agreement) with any director, manager, officer or employee of Seller, (iii) any increase in or acceleration or vesting of benefits payable under any existing severance or termination pay policies or employment agreements, (iv) any increase in or acceleration or vesting of compensation, bonus or other benefits payable to directors, managers, officers or employees of Seller or (v) any general or specific increase in the salary or other compensation (including, without limitation, bonuses, profit sharing, deferred compensation or other employee benefits) payable or to become payable to any employee of Seller, except in the ordinary course of its Business consistent with past practice;

(g) any labor dispute, other than routine individual grievances, or to Seller’s Knowledge any activity or proceeding by a labor union or representative thereof to organize any employees of Seller or any lockouts, picketing, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of Seller;

(h) any declaration, setting aside or payment of dividends or other distributions or any redemption, purchase or other acquisition of any other securities or other ownership interests of Seller;

(i) any amendment to the Governing Documents, or other organizational documents of Seller;

(j) any change in the accounting methods, policies, principles or practices of Seller other than as required by GAAP;

(k) any amendment, termination or waiver by Seller of any right of substantial value under any agreement, contract or other written commitment to which it is a party or by which it or the Business or the Assets are bound; or

(l) any agreement or understanding entered into by Seller to do, directly or indirectly, any of the foregoing.

2.08 Internal Controls.

(a) Seller maintains a system of proper internal accounting controls sufficient for Seller, as a non-publicly traded company, to provide management reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain asset accountability on an annual basis; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at least annually and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory are recorded accurately in the year-end financial statements.  Seller, as a non publicly traded company, is not required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”) and does not represent that its internal accounting controls satisfy the requirements of SOX.

(b) There are no securitization transactions or “off balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K of the Securities Act) which have been entered into by Seller.

2.09 Assets.

(a) The Assets constitute all of the property that can reasonably be regarded as being necessary for Purchaser to carry on the Business as of the Closing Date.  Except as set forth in Schedule 2.09, Seller is the sole and exclusive owner of, and has good and marketable title to the Assets, free and clear of all Encumbrances, and is exclusively entitled to possess and dispose of same (except for any consent expressly required pursuant to any of the Contracts, all of which are listed on Schedule 1.01(c)).  At Closing, Seller will transfer to Purchaser good and marketable title to all of the Assets, free and clear of any and all Encumbrances.  There are no outstanding agreements or options to sell to any Person other than Purchaser the right to purchase or otherwise acquire any of the Assets.

(b) The Assets include, without limitation, all assets and rights used by Seller in the operation and conduct of the Business.  Each such Asset is in good operating condition and repair (subject to normal wear and tear).

2.10 Real Property.

(a) Except as disclosed in Schedule 2.10(a), Seller does not own any Real Property.

(b) Seller has valid leasehold interest(s) in the Leased Premises.  Each of the Real Property Leases is (A) the legal, valid and binding obligation of Seller, (B) in full force and effect in accordance with its terms and (C) to Seller’s Knowledge, enforceable against the landlord that is party thereto in accordance with its terms.  No Real Property Leases are subject to any ground lease, mortgage, deed of trust or other Encumbrance that would entitle the holder thereof to interfere with or disturb the lessee’s use and enjoyment of the Leased Premises or the exercise of the lessee’s rights under the Real Property Leases so long as the lessee is not in default, except as provided in Schedule 2.10(b).  Purchaser is not assuming any obligation for the Leased Premises.  Rvue may, at its election, continue to occupy the Leased Premises as subtenant, and shall only be obligated to pay rent and other occupancy costs to Seller with respect to the occupancy of approximately 5,500 square feet following the Closing and until July 31, 2010, the present termination date of Seller’s Lease or such later time  as Rvue vacates the Leased Premises.  Rvue is not obligated to pay any amounts to Landlord under the Lease for the Leased Premises.

2.11 Intellectual Property.

(a) Seller owns all right, title and interest in and to or is duly licensed to use all of the Intellectual Property Assets.  The operation of Seller’s Business does not infringe, misappropriate or otherwise misuse any Intellectual Property of any Person.  Except as set forth on Schedule 2.11, the Business as presently conducted does not, and the Assets as historically used by Seller do not, interfere with, infringe upon, misappropriate or otherwise come into conflict with, any Intellectual Property assets of any Person.

(b) Schedule 2.11 lists and describes:  (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and included in the Intellectual Property Assets, including, without limitation, the jurisdictions in which each such Intellectual Property Asset has been issued or registered or in which any application for such issuance and registration has been filed; (ii) all licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which any Person is authorized to use any Intellectual Property Assets; and (iii) all In-bound Intellectual Property Licenses.  Other than as set forth in Schedule 2.11, Seller has not placed any of the Intellectual Property Assets in escrow for the benefit of any third party.  Other than as set forth in Schedule 2.11, Seller has not (i) licensed to any Person any of its Intellectual Property Assets, whether in source code form or otherwise, (ii) entered into any exclusive agreements with any party relating to its Intellectual Property Assets, or (iii) entered into any reseller, distribution or other agreements pursuant to which any third party is entitled to license or sublicense the Intellectual Property Assets.

(c) Except as set forth on Schedule 2.11, there has been no unauthorized use, disclosure, infringement or misappropriation by Seller of any Intellectual Property Asset or Intellectual Property of any Person to the extent licensed by or through Seller, or by any third party with respect to the Intellectual Property Assets of Seller, including without limitation, any employee, consultant, or former employee or consultant of Seller.  Seller has not entered into any agreement to indemnify any Person against any charge of infringement of any Intellectual Property Assets or any Intellectual Property of any Person.

(d) All patents, trademarks, service marks and copyrights (whether registered or not) held by Seller, as identified in Schedule 2.11, are valid, enforceable and subsisting.  Seller (i) has not been sued and is not aware of the possible basis for any suit, action or proceeding which involves a claim of infringement against Seller by any Person of any third party Intellectual Property rights and (iii) has not brought and is not aware of the possible basis for bringing any action, suit or proceeding for infringement of Seller’s Intellectual Property Assets or breach of any license or agreement involving the Intellectual Property Assets against any Person.

(e) To the extent necessary (or appropriate given customary industry practice) to secure its ownership of its Intellectual Property Assets, Seller has secured valid written assignments from all Persons who contributed to the creation or development of Seller’s Intellectual Property Assets of the rights to such contributions.

(f) Seller holds all right, title and interest in and to the patent applications, service mark applications and trademark applications identified in Schedule 2.11 (the “Applications”).  To the Knowledge of Seller, no Person other than Seller is using the trademarks, service marks or patents covered by the Applications, and Seller has not knowingly permitted any other Person to use the trademarks, service marks or patents described in the Applications.  There are no actions, suits, proceedings, outstanding claims or demands instituted, pending or, to Seller’s Knowledge, threatened against Seller in respect of its rights in the trademarks, service marks and patents contained in the Applications.  All patents or patent applications included in the Intellectual Property Assets are subsisting, valid and enforceable, in whole or in part, and all maintenance fees have been paid to date and for at least three months after Closing.

(g) The Intellectual Property Assets do not contain computer code that is required to be (a) disclosed in source code format to third parties; (b) licensed to third parties for the purpose of making derivative works; or (c) redistributable to third parties at no charge.

2.12 User-Submitted Content.  Seller has not received and there is not pending or threatened any notice of claim or action against it relating to any other Person’s alleged rights in user-submitted content appearing provided to or through or submitted to the Rvue ad exchange that has not been resolved to the satisfaction of such Person. User-submitted content which appears on networks is, and has historically been deleted from the server as soon as reasonably practicable following receipt by Seller of any notice relating to a Person’s alleged rights in any such user-submitted content.

2.13 Contracts.  Seller has caused to be made available to Purchaser for review complete and correct copies of all written Contracts listed on Schedule 2.13, which contains a complete and accurate list of all material Contracts to which Seller is a party, or which affect the Business or the Assets.  Except as set forth in Schedule 2.13, each of the Contracts may be transferred to Purchaser without the consent of any person.  All of the Contracts are valid, binding and in full force and effect against Seller and, to Seller’s Knowledge, are valid, binding and in full force and effect against the other parties thereto.  Except as set forth in Schedule 2.13, Seller is not in default in any material respect, and no notice of alleged default has been received by Seller under any of the Contracts, no other party thereto is, to Seller’s Knowledge, in default thereunder in any material respect, and, to Seller’s Knowledge, there exists no condition or event which, with or without notice or lapse of time or both, would constitute a material default under any of the Contracts by Seller or any other party thereto.

2.14 Licenses and Permits.  Schedule 2.14 lists and correctly describes each Permit affecting, or relating in any way to, Seller, the Business or the Assets, together with the name of the Governmental Authority or entity issuing such Permit.  Except as set forth on Schedule 2.14, such Permits are valid and in full force and effect and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby and any necessary renewal applications have been timely filed.  There are no Permits which have not been obtained by Seller which are required for the proper and lawful operation of (a) all or any portion of the Assets or (b) the Business as presently conducted and as proposed to be conducted as of the Closing Date.

2.15 Employees.

(a) Schedule 2.15(a) contains a complete list of all employees, contractors and other persons employed by or contracted directly or indirectly by Seller in the conduct of the Business (the “Affected Employees”).  Seller has previously provided Purchaser the following information for each Affected Employee: (i) the rate of pay for such Affected Employee (presently and for the past six months) and any and all commission, bonus or other compensation arrangements between Seller and such Affected Employee, (ii) the location of such Affected Employee, (iii) the entity that employs such Affected Employee and (iv) the current position of each Affected Employee.

(b) Except as set forth on Schedule 2.15(b), Seller is not a party to (a) any collective bargaining agreement covering any Affected Employee, (b) any agreement respecting the employment of any Affected Employee, or (c) any agreement for the provision of consulting or other professional services provided by any Affected Employee which is not cancelable without penalty on less than 30 days notice.  Except as set forth on Schedule 2.15(b), within the last year Seller has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements.  Seller is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours with respect to any Affected Employee, and is not engaged in any unfair labor practice with respect to any Affected Employee.  Seller is not aware of any current attempts to organize or establish any labor union or employee association relating to the Affected Employees nor is there any certification of any such union with regard to a bargaining unit pending.  There is no unfair labor practice charge or complaint against Seller pending or, to Seller's Knowledge, threatened with respect to any Affected Employee, and there is no labor strike, dispute, grievance or unfair labor practice, request for representation, slowdown or stoppage actually pending or, to Seller’s Knowledge, threatened against or affecting Seller nor any secondary boycott with respect to services of Seller.  To Seller’s Knowledge, no question concerning union representation has been raised or is threatened respecting any Affected Employee.  No Affected Employee has filed any material grievance against Seller, and there are no pending arbitration proceedings or claims therefor with respect to any Affected Employee arising out of, related to or under any collective bargaining agreement. There are no administrative charges or court complaints against Seller concerning alleged employment discrimination or other employment related matters pending or, to Seller’s Knowledge, threatened before any Governmental Authority with respect to any Affected Employee, nor are there any liabilities due or alleged to be due for any damages to any Affected Employee resulting from the violation or alleged violation of any applicable law, agreement or arrangement with respect to any Affected Employee.

(c) No Affected Employee has indicated to Seller that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement, except as set forth on Schedule 2.15(c).

2.16 Employee Benefit Plans.  Except as set forth in Schedule 2.16, Seller has no (i) pension, thrift, savings, profit-sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, (ii) employment or consulting contracts, “golden parachutes,” collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, (iii) employee manuals, or (iv) written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any Affected Employee.  To its Knowledge, Seller is not in arrears in the payment of any contribution or assessment required to be made by it pursuant to any of the agreements or arrangements set forth in Schedule 2.16.

2.17 Environmental Matters.  Without in any manner limiting any other representation or warranty set forth in this Agreement and except for matters disclosed in Schedule 2.17:

(a) With respect to each Business Facility, Seller is in compliance with, and has no liability under any applicable Environmental Law, Environmental Permit or the common law, and all past noncompliance (if any) by Seller with any Environmental Law or Environmental Permit has been resolved without any pending, ongoing or future obligation, cost or liability.

(b) Neither Seller nor any Business Facility is subject to any information request or known, pending or, to Seller’s Knowledge, threatened claim, demand, action, notice of violation or liability, or proceeding relating to Environmental Responsibility.

(c) Seller currently holds all Environmental Permits (all of which are listed on Schedule 2.17 and has timely filed applications for renewal of all Environmental Permits.  No action, claim or proceeding seeking the revocation or suspension of any Environmental Permit is pending, or to the Knowledge of Seller, threatened.

(d) Seller has not received notice and has no Knowledge that any occupant or tenant of any current Business Facility (A) is in violation of any Environmental Law; (B) is the subject of any known, pending, or threatened claim, demand, action, or proceeding relating to Environmental Responsibility; or (C) does not have or has not renewed any Environmental Permit applicable to its assets or operations.

(e) To the Knowledge of Seller, there are no, nor have there ever been any, storage tanks (whether under ground or above ground) or solid waste management units located on, under, or, adjoining any Business Facility other than as listed on Schedule 2.17.  There are no Materials of Environmental Concern on, under, or to the Knowledge of Seller, adjoining, any Business Facility in an amount exceeding background levels for the applicable geographic area or which would require reporting to any Governmental Authority or Environmental Response to comply with requirements of Environmental Laws.

(f) None of the Materials of Environmental Concern generated from any Business Facility while in the possession of Seller, or for which Seller arranged for disposal, have, to Seller’s Knowledge, been treated, stored, disposed of or released at a location that is subject to an existing or potential claim or liability (including, without limitation, strict liability) under Environmental Laws.

(g) To the Knowledge of Seller, Seller has not been identified as a potentially responsible party under, nor have any of the Business Facilities been nominated or identified as a facility which is subject to an existing or potential claim under CERCLA, or comparable Environmental Laws, nor are the Business Facilities subject to any lien arising under Environmental Laws.

(h) Seller does not have Knowledge of and has not received any notice of any release or threatened release of Materials of Environmental Concern, or of any violation of, noncompliance with, or remedial obligation under, Environmental Laws or Environmental Permits, relating to the ownership, use, maintenance, or operation of any Business Facility, nor is there any basis for any of the foregoing, nor has Seller voluntarily undertaken any Environmental Response regarding, or other decontamination or cleanup of, any facility or site or entered into any agreement for the payment of costs associated with such activity.

(i) There are no present or past events, conditions, circumstances, activities, practices, incidents, actions, or plans relating to Seller which may give rise to any common law liability or statutory liability under Environmental Laws or form the basis of a claim, demand, action, or proceeding relating to Environmental Responsibility.

(j) There are no obligations, undertakings or liabilities arising out of or relating to Environmental Laws, subject to any obligations related to Environmental Permits, which Seller has to its Knowledge agreed to, assumed or retained, by contract or otherwise.

(k) The Business Facilities (or equipment thereon) do not contain in any form (i) asbestos containing materials, (ii) polychlorinated biphenyls, (iii) lead based paint; (iv) radon; or (v) any wetland areas or other land subject to restricted development under Environmental Laws, except as listed on Schedule 2.17.

(l) Without limiting the foregoing, there is not (and since December 31, 2001 has not been any) “recognized hazard” (as such term is used under the Occupational Safety and Health Act of 1970 (“OSHA”)) with respect to any aspect of the Business.  Schedule 2.17 lists all written reports and filings made or filed by Seller pursuant to OSHA and similar applicable Environmental Laws since December 31, 2001.

(m) Seller has made available to Purchaser copies of any and all material environmental assessment or audit reports, or other similar environmental studies or analyses, all of which are listed on Schedule 2.17, in possession or control of Seller relating to any Business Facility or the Business.

2.18 Tax Matters.  Seller, and each of its Affiliates has timely filed (taking into account any applicable extensions) all applicable Tax Returns and reports for all years and periods for which such returns and reports were due to be filed by it prior to the Closing Date.  Each of such Tax Returns as filed was correct and complete.  Seller and each of its Affiliates has not been and is not currently the subject of an audit, other examination, matter in controversy, proposed adjustment, refund litigation or other proceeding with respect to Taxes by the Tax authorities of any nation, province, state or locality or other governmental authority, nor has Seller or any of its Affiliates received any notices from any Tax authority relating to any such issue or potential issue.  There are no liens for Taxes upon the Assets or properties of Seller, any of its Affiliates or the Business except for statutory liens for current Taxes not yet due.  Neither Seller nor any of its Affiliates has, as of the date hereof, entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes.  Seller and each of its Affiliates has timely paid all Taxes and Tax liabilities in respect of periods prior to the date hereof and has accrued on its financial statement an amount necessary to pay in full all unpaid Taxes.  Seller and each of its Affiliates has complied with all applicable Tax Laws.  Seller is, and has been since its formation, a C corporation for federal and state income tax purposes.  For purposes of this Agreement, (i) “Tax” or “Taxes” means any federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative minimum or other tax of any kind whatsoever, including without limitation, any interest, penalty or addition thereto, whether disputed or not, and (ii) “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including without limitation, any schedule or attachment thereto, and including, without limitation, any amendment thereof.

2.19 Transactions with Affiliates.  Except as set forth on Schedule 2.19 and except for normal employment arrangements consistent with past practices, since December 31, 2009, Seller has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from any employee, officer, director or shareholder of Seller or any of their respective Affiliates except for loans, advances or borrowings to be repaid prior to the Closing Date.

2.20 Fees.  Except as set forth on Schedule 2.20, Seller has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement for which Purchaser or its Affiliates, or the Business, could become liable.  Any fee due to any broker or finder representing Seller shall be the responsibility of Seller.

2.21 Customers and Suppliers.  Seller does not have any Knowledge of any intention or indication of intention by a significant customer or a significant supplier to terminate its business relationship with Seller or to limit its business relationship with Seller in any material respect.

2.22 Exclusion of Business.  Except as set forth on Schedule 2.22, Seller does not know and has not received any notice that access to Rvue server or Seller’s associated websites have been or will be blocked by any Governmental Authority in any respect or to any Person.

2.23 Compliance with Laws; No Defaults.

(a) Except as set forth on Schedule 2.23(a), Seller is not (i) in violation of any statute, law, rule or regulation or any judgment, order, writ, injunction or decree of any court or Governmental Authority to which the Assets are or the Business is subject, or (ii) to Seller’s Knowledge, subject to any claim asserted by any Governmental Authority that the Assets are or the Business is in violation of any legal requirement.

(b) As of the date hereof, Seller is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any material contract or other instrument binding upon Seller or affecting or relating to the Assets or the Business or any Permit held by Seller or affecting or relating to the Assets or the Business, except as otherwise disclosed in Schedules 2.23(b).

2.24 Legal Proceedings.  Except as set forth on Schedule 2.24, (i) there is no litigation pending, or to Seller’s Knowledge, threatened, by any Person or by or before any Governmental Authority, against or affecting Seller, or any shareholder of Seller (to the extent such litigation against or affecting a shareholder of Seller relates to or affects the Business or the Assets or the ability of Seller to consummate the transactions contemplated hereby), the Business or the Assets; and (ii) there is no judgment or decree requiring Seller to take any action of any kind with respect to the Assets or the conduct of the Business, or to which Seller, the Business or the Assets are subject or by which they are bound or affected in either case, which could adversely affect the financial condition or conduct of the Business, the Assets or the ability of Seller to perform its obligations under this Agreement, or which seeks or could result in the modification, revocation, termination, suspension of or other limitation of any of the Real Property Leases or Contracts.

2.25 Accuracy of Information Furnished.  No representation, statement or information contained in this Agreement (including, without limitation, the various Schedules and Exhibits attached hereto) or any agreement executed in connection herewith or in any certificate or other document delivered pursuant hereto or thereto or made or furnished to Purchaser or their representatives by Seller, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading.  Copies of all documents listed or described in the various Schedules attached hereto and provided by Seller to Purchaser are true, accurate and complete.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date:

3.01 Existence.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  Purchaser is duly qualified or authorized to do business as a foreign company and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

3.02 Authorization.

(a) The execution, delivery and performance by Purchaser of this Agreement or any Related Document requires no action by or in respect of, or filing with, any Governmental Authority, except as may be required by 15 U.S.C. §18a, the rules and regulations of the Securities and Exchange Commission and the NASDAQ Stock Market, Inc.

(b) Purchaser has all requisite power and authority to execute and deliver this Agreement and any Related Documents to which it is a party and to perform its respective obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement and the Related Documents to which Purchaser is a party have been duly executed by Purchaser and constitute the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms.

3.03 Non-Contravention.  Except as set forth in Schedule 3.03, the execution, delivery and performance by Purchaser of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a) contravene or conflict with the Governing Documents of Purchaser;

(b) assuming compliance with the matters referred to in Section 3.02(a), contravene or conflict with, or constitute a violation of, any provision of any law, regulation or judgment, injunction order or decree binding upon or applicable to Purchaser; or

(c) conflict with, result in a breach or violation of, or constitute a default under, or result in a contractual right to cause the termination or cancellation of or loss of a benefit under or right to accelerate any agreement, contract or other instrument binding upon Purchaser or license, franchise, permit or other similar authorization held by Purchaser.

3.04 Fees.  Except as set forth on Schedule 3.04, Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement for which Seller could become liable.  Any fee due to any broker or finder representing Purchaser shall be the responsibility of Purchaser.

3.05 Litigation.  There is no action, suit, investigation or proceeding pending against, or to the Knowledge of Purchaser threatened against or affecting, Purchaser before any court or arbitrator or any Governmental Authority which in any matter challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

3.06 Purchaser Common Stock.  All shares of Common Stock to be delivered or pledged by Purchaser pursuant to this transaction will be (i) free and clear of all Encumbrances and (ii) duly authorized, validly issued, fully paid and non-assessable when issued in accordance with the terms hereof.

3.07 SEC Documents; Financial Statements.

(a) Purchaser has furnished or made available to Seller true and complete copies of all quarterly and annual reports filed by Purchaser with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for all periods since January 1, 2009, all in the form so filed (all of the foregoing being collectively referred to as the “SEC Documents”).

(b) As of their respective dates, the SEC Documents: were prepared in accordance and complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents.

3.08 Absence of Certain Changes.  Since the date of its last Form 10-K filed with the SEC, Purchaser has not suffered any change to its business which would materially and adversely affect its ability to finance the transactions contemplated hereby or which would otherwise have a Material Adverse Effect on its business.

ARTICLE 4

COVENANTS OF SELLER

4.01 Non-Solicitation.  From and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the ninetieth (90th) day following execution of this Agreement (the “No Shop Period”), neither Seller, any Seller Affiliate, nor any officer, director, employee, agent or representative of Seller shall, directly or indirectly, solicit or encourage, including, without limitation, by way of furnishing information, the initiation of or response to any inquiries or proposals regarding, or engage in or continue any discussions or enter into any agreements regarding, any merger, tender offer, sale of shares or similar business combination transactions involving Seller, the Business or the Assets, or any sale of all or substantially all the Assets, other than in connection with the transaction with Purchaser contemplated herein.  The No Shop Period may be extended upon mutual agreement of the parties for such additional periods, if any, as shall be required for satisfaction by Seller of any of the conditions to Closing.

4.02 Conduct of the Business.  From the date hereof until the Closing Date, Seller shall conduct its Business in the ordinary course consistent with past practice and use its best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees.  Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Seller shall not:

(a) sell, lease, license or otherwise dispose of any Assets or any portion of the Business except (a) pursuant to existing contracts or commitments and (b) in the ordinary course of the Business consistent with past practices;

(b) amend its Governing Documents;

(c) create or incur any Encumbrance on any Assets, except for Permitted Encumbrances;

(d) except as set forth on Schedule 4.02(d), declare, set aside or pay dividends or other distributions or redeem, purchase or otherwise acquire any other securities or other ownership interests of Seller;

(e) make any change in its accounting methods, principles or practices other than as required by GAAP;

(f) amend, terminate or waive any right of substantial value under any agreement, contract or other written commitment to which it is a party or by which it or the Assets are bound;

(g) waive the benefits of, or agree to modify, any material confidentiality, standstill or similar agreement;

(h) except for changes made in the ordinary course of business consistent with past practices not involving officers or key employees of Seller, and except as set forth in Schedule 4.02(h), (i) grant any severance, termination or change of control pay or benefits to any director, manager, officer or employee of Seller, (ii) enter into any employment, deferred compensation, severance, change of control, collective bargaining agreement or other similar agreement (or any amendment to any such existing agreement) with any director, manager, officer or employee of Seller, (iii) increase or accelerate vesting or benefits payable under any existing severance or termination pay polices or employment agreements, (iv) increase or accelerate payment or vesting of compensation, bonus or other benefits payable to directors, managers, officers or employees of Seller, or (v) increase the salary or other compensation (including, without limitation, bonuses, profit sharing, deferred compensation or other employee benefits) payable or to become payable to any employee of Seller;

(i) except for existing commitments and capital expenditures as may be necessary to perform obligations under existing contracts or maintain the Assets in the event of damage thereto, make any capital expenditure other than in the ordinary course of the Business consistent with past practices or in an amount in excess of $5,000; or

(j) agree or commit to do any of the foregoing.

Seller shall not (a) take or agree or commit to take any action that would make any representation and warranty of Seller hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date or (b) omit or agree to commit or omit to take any action necessary to prevent any such representation or warranty from being materially inaccurate in any respect at any such time.

4.03 Access to Information.  Seller (i) will give Purchaser, its counsel, financial advisors, auditors and other authorized representatives access, at all reasonable times following sufficient notice to Seller, to the offices, properties, books and records of Seller, (ii) will furnish to Purchaser, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to Seller as such persons may reasonably request (iii) will instruct its employees, counsel and financial advisors to cooperate with Purchaser in its investigation of Seller including, without limitation, interviews with such individuals; and (iv) provide telephone numbers, street addresses, and e-mail addresses, as available in the records of Seller, of Seller’s significant suppliers and customers; provided, however, Purchaser shall not unreasonably interfere with the conduct of Seller’s Business.  No investigation by Purchaser or knowledge acquired by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller hereunder.

4.04 Notices of Certain Events.  Seller shall promptly notify Purchaser of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting Seller, the Business or the Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or that relate to the consummation of the transactions contemplated by this Agreement.

4.05 Covenant Not to Compete.

(a) In consideration of Purchaser’s consummation of the transactions contemplated by this Agreement and for other good and valuable consideration, for a period of five (5) years from and after the Closing Date, neither Seller nor any Seller Affiliate will, directly or indirectly (whether as an owner, proprietor, partner, shareholder, officer, employee, independent contractor, director, joint venturer, consultant, lender or investor), solicit or engage in the Prohibited Business.  For purposes of this Section 4.05, the “Prohibited Business” means offering to provide or providing any product or service competitive with the Business, in the geographic areas where Seller engages in business as of the date hereof.  The parties agree that this Section 4.05 shall not prohibit the ownership by Seller, solely as an investment, of securities of a person engaged in the Prohibited Business if (i) such Seller is not an “affiliate” (as such term is defined in Rule 405 promulgated under the Securities Act) of the issuer of such securities, (ii) such securities are publicly traded on a national securities exchange and (iii) Seller does not, directly or indirectly, beneficially own more than 5% of the class of which such securities are a part.  Seller acknowledges and agrees that the limitations imposed by this Section 4.05(a) as to time, geographical area, and scope of activity being restrained are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Purchaser.

(b) From and after the Closing Date, neither Seller nor Seller’s Affiliates shall, directly or indirectly, (i) discourage any person from accepting employment with Purchaser or any Affiliate of Purchaser or (ii) hire or solicit the employment or services of, or cause or attempt to cause to leave the employment or service of Purchaser or any Affiliate of Purchaser, any person who or which is employed by, or otherwise engaged to perform services for, Purchaser or any Affiliate of Purchaser (whether in the capacity of employee, consultant, independent contractor or otherwise) or who is offered a position by Purchaser in connection with the transactions contemplated hereby.

(c) The parties hereby agree that if Seller or Seller’s Affiliate violates this Section 4.05, it would be difficult to determine the entire cost, damage or injury which Purchaser and its Affiliates would sustain.  Seller acknowledges that if it or Seller’s Affiliate violates or threatens to violate this Section 4.05, Purchaser will have no adequate remedy at law.  In that event, Purchaser and/or its Affiliates shall have the right, in addition to any other rights that may be available to them, to seek in any court of competent jurisdiction injunctive relief to restrain any violation by Seller of this Section 4.05 or to compel specific performance by Seller of one or more of its obligations under this Section 4.05 (any requirements for posting of bonds for injunction are hereby expressly waived).  The seeking or obtaining by Purchaser or its Affiliates of such injunctive relief shall not foreclose or in any way limit the right of Purchaser to obtain a money judgment against Seller for any damage to Purchaser or its Affiliates that may result from any breach by Seller of this Section 4.05.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 4.05 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Section 4.05 shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

4.06 Change of Names.  Promptly following the Closing, but in any event within 30 days after the Closing Date, Seller shall provide evidence to Purchaser of the change of Seller’s name and any Affiliate of Seller bearing the name “Rvue” or any variations or derivations thereof, or any trademarks, trade names or logos of Seller or any of its Affiliates bearing such names or similar names.

ARTICLE 5

COVENANTS OF PURCHASER

5.01 Access Prior to the Closing Date.  Purchaser will furnish to Seller, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to Purchaser  as such persons may reasonably request; provided, however, Seller shall not unreasonably interfere with the conduct of Purchaser’s Business.  All information disclosed to Seller, its counsel, financial advisors, auditors and other authorized representatives pursuant to this Section 5.01 and otherwise in contemplation of the consummation of the transactions contemplated by this Agreement shall be subject to the terms of the Confidentiality Agreement.

5.02 Access From and After the Closing Date.  On and after the Closing Date, Purchaser will afford promptly to Seller and its agents reasonable access to the properties, books, records, employees and auditors involved in this transaction to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder and Seller’s federal and state income and other tax liabilities with respect to any period ending on or before the Closing Date and shall maintain them for a period of five (5) years following the Closing or for such longer period as any audit (private, tax or other governmental) of those documents is continuing; provided that any such access by Seller shall not unreasonably interfere with the conduct of the Business of Purchaser.  Seller will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Purchaser or the Business provided by Purchaser in connection with this transaction.

ARTICLE 6

COVENANTS OF SELLER AND PURCHASER

Seller and Purchaser hereby agree that:

6.01 Best Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement, Seller and Purchaser will use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the transactions contemplated by this Agreement.  Seller and Purchaser each agree to execute and deliver such other documents, certificates, agreements, corporate and shareholder approvals, and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement, but without expanding the obligations and responsibilities of any party hereunder.

6.02 Certain Filings.  Seller and Purchaser shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, the filing of all notices under 15 U.S.C. §18a, and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

6.03 Public Announcements.  No party shall issue any press release or otherwise announce this transaction without mutual agreement to the terms of the press release, or make any public statement with respect to this Agreement or the transactions contemplated hereby, except as may be required by applicable law or the regulations of the NASDAQ Stock Market, Inc. or such other securities exchange or trading market where the Purchaser Common Stock is regularly quoted.

6.04 Notice of Developments.  Each party to this Agreement will give prompt written notice to the other of any material adverse development causing a breach of any of its representations and warranties under this Agreement.

6.05 Intentionally Omitted.

6.06 Employee Matters.

(a) On or prior to the Closing Date, Seller shall present all Affected Employees with a termination letter terminating their employment with Seller effective on the Closing Date and shall pay to each such Affected Employee any and all required salary, bonuses and vacation pay owing.  On or prior to the Closing Date, Purchaser or one or more of its Affiliates, may provide an offer of employment to the Affected Employees, other than the Seller Affiliates who shall be offered employment.  All such offers of employment will be for a substantially similar position with substantially similar duties and stature, and will provide salary and benefits which are, in the aggregate, substantially similar or superior to that provided by Seller on the Closing Date but shall be conditioned upon release of any and all wage or compensation claims being waived or converted into shares of Purchaser Common Stock.

(b) Purchaser shall have the right to meet with and offer employment to members of Seller’s management at reasonable times and under reasonable circumstances.

(c) Purchaser shall not be responsible for and shall not reimburse Seller for statutory termination pay which may be required to be paid by Seller pursuant to applicable law to any Affected Employee arising from the termination of employment of any Affected Employee pursuant to Section 6.06(a). For the avoidance of doubt, Purchaser’s obligations under this Section 6.06(c) shall exclude any and all required salary, bonuses and vacation pay which are the responsibility of Seller pursuant to Section 6.06(a).

(d) Seller is obligated and shall assume all responsibility for all claims, liabilities, costs, and obligations, which may arise from:

(i)	the employment or termination of employment of any Affected Employee;

(ii)	any contractual obligations owed to Affected Employees.

(e) Purchaser is obligated and shall assume all responsibility for all claims, liabilities, costs, and obligations, including, without limitation, contractual and common law obligations, which may arise from the dismissal or alleged dismissal after the Closing Date of any Affected Employee who becomes employed by Purchaser for the period of employment with the Purchaser only, other than the contractual obligations assumed by Seller under Section 6.06(d)(ii).

(f)  Purchaser is not and shall not be deemed to be, a successor employer to Seller with respect to any of Seller’s employee benefit plans or programs (collectively, “Seller Plans”).  Purchaser  shall not assume any Seller Plan, including, without limitation, any severance plans of Seller.

(g) Seller will retain responsibility for, and continue to pay, all hospital, medical, life insurance, disability, supplemental unemployment and all other welfare plan expenses and benefits for the employees hired by Purchaser (and their covered dependents) with respect to claims incurred by such employees or their covered dependents on or prior to the Closing Date.  Seller will retain responsibility for, and continue to pay, any life, health or other welfare benefits payable to each former employee (and their dependents) of Seller who terminated employment with Seller on or prior to the Closing Date in respect of claims incurred on their behalf on or prior to the Closing Date.  For purposes of this clause (g), a claim is deemed incurred when the event that first gave rise to the claim occurred, notwithstanding the fact that such benefits may be paid at a subsequent date.  Seller is responsible for any liabilities that may arise with respect to application of Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act (“ERISA”) and the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) with respect to any of their employees or covered dependents as a result of the transactions contemplated by this Agreement, as well as for any prior COBRA violations which occurred prior to Closing.  Purchaser is not a successor employer for ERISA or COBRA purposes.

6.07 Certain Warranty Matters.  Purchaser shall perform all warranty work respecting products manufactured or sold, and services rendered, by Seller up to and including the Closing Date, and Seller shall reimburse Purchaser forthwith following demand for Purchaser’s actual cost of labor and materials incurred by Purchaser in connection therewith.

6.08 Tax Cooperation:  Allocation of Taxes.

(a) Purchaser and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Assets as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return.  Seller and Purchaser shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Assets and each shall execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Section 6.08(a).

(b) Purchaser shall pay all Transfer Taxes up to an aggregate amount of $10,000.  To the extent that the aggregate amount of Transfer Taxes exceeds $10,000, responsibility for payment of such taxes shall be shared equally by Purchaser and Seller.

ARTICLE 7

CLOSING

7.01 Closing

1.1 .  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the Closing Date at the offices of Akerman Senterfitt, One Southeast Third Avenue, 25th Floor, Miami, Florida 33131, or at such other place and time as the Parties shall mutually agree.  The Closing shall be effective as of 12:01 a.m. on the Closing Date or, if all of the conditions to the Closing are not satisfied on that date, on the first date thereafter on which all of such conditions are satisfied.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”  The Closing may take place by delivery and exchange of documents by facsimile or electronic mail with originals to follow by overnight courier.

7.02 Deliveries and Actions by Seller.  At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser:

(a) the Assets;

(b) a Bill of Sale substantially in the form of Exhibit 7.02(b);

(c) an Assignment and Assumption Agreement substantially in the form of Exhibit 7.02(c);

(d) intentionally omitted;

(e) the Employment Agreement, substantially in the form of Exhibit 7.02(e), duly executed by Jason Kates;

(f) a Domain Name Assignment Agreement substantially in the form of Exhibit 7.02(f);

(g) the originals of all files and documents in its possession relating to the Assets, including, without limitation, all operating statistics, equipment records, equipment warranties and maintenance records, registrations, permits and certifications, and operating manuals;

(h) copies of all consents and approvals required in connection with (i) the execution, delivery and performance of this Agreement and (ii) the assignment of the Assets and the Contracts;

(i) a Non-Disclosure, Non-Compete and Assignment Agreement, substantially in the form of Exhibit 7.02(i)(i), duly executed by Jason Kates, and a Non-Disclosure Agreement, substantially in the form of Exhibit 7.02(i)(ii), duly executed by each other person listed on Schedule 2.15(a).

(j) an Assignment of Trademarks and Service Marks in the form of Exhibit 7.02(j);

(k) a certificate of valid and subsisting status of Seller, certified by the applicable Governmental Authority;

(l) a certificate of the Secretary or Assistant Secretary of Seller, certifying as to (i) the Governing Documents (or similar organizational documents) of Seller, (ii) the incumbency of all officers of Seller executing this Agreement and Related Documents executed in connection herewith, (iii) the resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (iv) the resolutions of the shareholders of Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

(m) documentation related to the termination of Affected Employees as contemplated by Section 6.06;

(n) an Assignment and Assumption of Contracts in the form of Exhibit 7.02(n) attached hereto, together with all consents required to be obtained under the terms of any Contract prior the to the transfer of such Contract pursuant to this Agreement;

(o) the Closing Date Statement;

(p) intentionally omitted;

(q) such other separate instruments of sale, assignment or transfer reasonably required by Purchaser;

(r) a certificate to the effect that each of the conditions specified in this Section 7.02 have been satisfied in all respects; and

(s) the Closing Balance Sheet.

7.03 Deliveries and Actions by Purchaser.  At the Closing, Purchaser shall deliver or cause to be delivered to Seller, unless otherwise specified:

(a) 12,500,000 shares of Purchaser Common Stock;

(b) intentionally omitted;

(c) the Employment Agreement, executed by Jason Kates;

(d) intentionally omitted;

(e) the Assignment and Assumption of Contracts Agreement;

(f) the Assignment and Assumption Agreement;

(g) a certificate of the Secretary or Assistant Secretary of Purchaser, certifying as to (i) the Governing Documents (or similar organizational documents) of Purchaser, (ii) the incumbency of all officers of Purchaser executing this Agreement and any agreement executed in connection herewith, (iii) the resolutions of the Board of Directors (or similar governing body) of Purchaser authorizing the execution, delivery and performance by such Purchaser of this Agreement and the transactions contemplated hereby, and (iv) the resolutions of the shareholders of Purchaser authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

(h) a certificate of valid and subsisting status of Purchaser certified by the applicable Governmental Authority;

(i) intentionally omitted; and

(j) a certificate to the effect that each of the conditions specified in this Section 7.03 have been satisfied in all respects.

7.04 Conditions to the Obligations of Each Party.  The obligations of Purchaser and Seller to consummate the Closing are subject to the satisfaction, or waiver by all parties, of the following conditions:

(a) No provision of any applicable Law and no judgment, injunction, order or decree shall (i) prohibit the consummation of the Closing or (ii) restrain, prohibit or otherwise interfere with the transactions contemplated by this Agreement.

(b) All actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Closing, and all material third party consents necessary in connection with the consummation of the Closing, shall have been obtained and the applicable waiting period after the filing pursuant to 15 U.S.C. §18a shall have expired without intervention by the United States of America to prevent consummation of the transactions contemplated by this Agreement.

7.05 Conditions to Obligations of Purchaser.  The obligation of Purchaser to consummate the Closing is subject to the satisfaction (or waiver in writing by Purchaser) of the following conditions:

(a) (i) Seller shall have performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto shall be true at and as of the Closing Date as if made as of that date, (iii) Seller shall have delivered or caused to be delivered to Purchaser all of the items specified in Section 7.02, in each case in form and substance satisfactory to Purchaser and (iv) Purchaser shall have received a certificate signed by the President of Seller to the foregoing effect.

(b) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any person before any court, arbitrator or Governmental Authority nor shall any such proceeding be pending.

(c) There shall have not occurred any events or developments, individually or in the aggregate, resulting in a Material Adverse Effect with respect to Seller.

(d) All material written consents, assignments, waivers or authorizations, including, without limitation, all Permits, shareholder approvals that are required as a result of the transactions contemplated by this Agreement or the continuation in full force and effect of the Contracts and the Business shall have been obtained.

(e) The form and substance of all actions, proceedings, instruments, documents and other deliverables required to consummate the transactions contemplated by this Agreement shall have been satisfactory in all reasonable respects to Purchaser’s counsel.

(f) The auditor performing the audit pursuant to Section 6.05 must provide an unqualified opinion.

(g) Seller shall have delivered to Purchaser a certificate to the effect that each of the conditions specified in this Section 7.05 is satisfied in all respects.

(h)  Purchaser shall have obtained subscriptions from the Investors to purchase shares of Purchaser’s common stock, $0.001 par value, at a price of $0.20 per share, in an aggregate amount of at least $1,000,000 pursuant to a private placement under Section 4(2) of the Securities Act or Rule 506 of Regulation D (“Regulation D”) promulgated thereunder (the “Subsequent Financing”).

(i) Intentionally omitted.

7.06 Conditions to Obligations of Seller.  The obligation of Seller to consummate the Closing is subject to the satisfaction or waiver by Seller of the following conditions:

(a) (i) Each of Purchaser shall have performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of each of Purchaser contained in this Agreement and in any certificate or other writing delivered by Purchaser pursuant hereto shall be true at and as of the Closing Date, as if made at and as of such date, (iii) Purchaser and Purchaser shall have delivered or caused to be delivered to Seller all of the items specified in Section 7.03, in each case in form and substance satisfactory to Seller, and (iv) Seller shall have received a certificate signed by a fully authorized officer of each of Purchaser and Purchaser to the foregoing effect.

(b) The transaction contemplated herein and its consummation has been approved by all necessary corporate action on behalf of Purchaser and all necessary consents must have been obtained or waived.

(c) The form and substance of all actions, proceedings, instruments, documents and other deliverables required to consummate the transactions contemplated by this Agreement shall have been satisfactory in all reasonable respects to Seller and Seller’s counsel.

(d)           All material written consents, assignments, waivers or authorizations, including, without limitation, all Permits, shareholder approvals that are required as a result of the transactions contemplated by this Agreement or the continuation in full force and effect of the Contracts and the Business shall have been obtained.

(e) There shall not have occurred any events or developments, individually or in the aggregate, resulting in a Material Adverse Effect with respect to Purchaser or Purchaser.

(f) The Subsequent Financing transactions contemplated by the subscriptions from Investors to purchase shares of Purchaser’s common stock, par value $.001, at a price of $0.20 per share, in an aggregate amount of at least $1,000,000 shall have closed, and Purchaser shall have received an aggregate minimum of $1,000,000 from investors in exchange for the issuance of common stock of the Purchaser thereunder.

ARTICLE 8

INDEMNIFICATION

8.01 Indemnification by Seller.  Seller hereby agrees to indemnify, defend and hold harmless Purchaser and each of their respective officers, directors, stockholders, partners, members, employees, agents and affiliates (collectively, “Purchaser Indemnified Persons”) from and against any losses, liabilities, claims, obligations, damages (including, without limitation, diminution in value), strict liability, Environmental Responsibility, fines, penalties, assessments, deficiencies, actions, causes of action, arbitrations, proceedings, remediations, judgments, settlements, violations or alleged violations of law, costs and expenses (including, without limitation, reasonable attorneys’ fees and all other expenses incurred in investigating, preparing, or defending any litigation or proceeding, commenced or threatened) (collectively, “Purchaser Damages”) arising out of or resulting from:

(a) any breach of any representation or warranty Seller has made in this Agreement, the Related Documents or in any other certificate or document Seller has delivered pursuant to this Agreement;

(b) any breach by Seller of any of its covenants or obligations in this Agreement, the Related Documents or in any agreement or other document executed or delivered pursuant to this Agreement;

(c) the operation or ownership of, or conditions existing, arising or occurring with respect to, the Assets or any Business Facility while occupied by or in the possession of Seller (directly or indirectly) on or prior to the Closing Date, except for the Assumed Liabilities;

(d) any claims, debts, liabilities, or obligations relating to the Assets or the operation of the Business, whether accrued, absolute, contingent, or otherwise, due, accrued or arising on or prior to the Closing Date, except for the Assumed Liabilities;

(e) non-compliance with the provisions of the bulk sales or bulk transfer laws of any jurisdiction, to the extent applicable to the transactions contemplated hereby;

(f) except as specifically provided in Section 6.06, (i) the employment or other engagement of any type by Seller of any employee, agent or other representative, and (ii) the termination of employment or other engagement by Seller of any employee, agent or other representative of Seller, whether or not such employee, agent or other representative is hired or otherwise engaged by Purchaser or one of their affiliates, and whether or not arising under a Seller Plan or applicable law;

(g) any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made or alleged to have been made by any such person with Seller or its Affiliates in connection with the transactions contemplated by this Agreement; and

(h) any allegation by a third party of any of the foregoing.

Seller shall indemnify Purchaser Indemnified Persons for any Purchaser Damages giving rise to such indemnification, whether arising out of the strict liability or the negligence of any party or otherwise, including, without limitation, the sole negligence or strict liability of Purchaser Indemnified Persons, whether such negligence be sole, joint or concurrent, active or passive, simple or gross.

8.02 Indemnification by Purchaser.  Purchaser hereby agrees to indemnify, defend and hold harmless Seller and its respective officers, directors, stockholders, partners, members, employees, agents and affiliates (collectively, the “Seller Indemnified Persons”) from and against any losses, liabilities, claims, obligations, damages (including, without limitation, diminution in value), strict liability, fines, penalties, assessments, deficiencies, actions, causes of action, arbitrations, proceedings, remediations, judgments, settlements, violations or alleged violations of law, costs and expenses (including, without limitation, reasonable attorneys’ fees and all other expenses incurred in investigating, preparing, or defending any litigation or proceeding, commenced or threatened)  (collectively, “Seller Damages”) arising out of or resulting from:

(a) any breach of any representation or warranty Purchaser has made in this Agreement, the Related Documents or in any other certificate or document Purchaser or Purchaser has delivered pursuant to this Agreement;

(b) any breach by Purchaser of its covenants or obligations in this Agreement, the Related Documents or in any agreement or other document executed or delivered pursuant to this Agreement;

(c) the operation of the Business and ownership of the Assets by Purchaser after the Closing Date;

(d) the Assumed Liabilities;

(e) any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with Purchaser or Purchaser or their Affiliates in connection with the transactions contemplated by this Agreement; and

(f) any allegation by a third party of any of the foregoing.

Each of Purchaser and Purchaser, jointly and severally, shall indemnify Seller Indemnified Persons for any Seller Damages giving rise to such indemnification, whether arising out of the strict liability or the negligence of any party or otherwise, including, without limitation, the sole negligence or strict liability of Seller Indemnified Persons, whether such negligence be sole, joint or concurrent, active or passive, simple or gross.

8.03 Effect of Knowledge.  Anything contained herein to the contrary notwithstanding, the right to indemnification, payment of damages or other remedies based on the representations, warranties, covenants and other agreements contained herein or in any certificate delivered in connection with the Closing will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or other agreement.  Purchaser’s rights to indemnification shall not be affected or waived by virtue of (and Purchaser shall be deemed to have relied upon the express representations and warranties set forth herein notwithstanding) any Knowledge on the part of Purchaser of any untruth of any such representation or warranty of Seller expressly set forth in this Agreement, regardless of whether such Knowledge was obtained through Purchaser’s own investigation or through disclosure by Seller or another person, and regardless of whether such Knowledge was obtained before or after the execution and delivery of this Agreement.

8.04 Indemnification Procedure for Third-Party Claims.  Promptly after receipt by a party entitled to indemnification hereunder (the “Indemnified Party”) of written notice of the institution of any legal proceeding, or of any claim or demand, asserted by a third party (a “Third Party Claim”) against the Indemnified Party with respect to which a claim for indemnification is to be made pursuant to Section 8.01 or 8.02 herein, the Indemnified Party shall give written notice to the other party (the “Indemnifying Party”) of such Third Party Claim.  The Indemnifying Party shall be entitled to participate in and to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party of such assumption of defense, and provided that the Indemnifying Party continues to diligently pursue such defense, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof.  Notwithstanding the foregoing, an Indemnified Party shall in all cases be entitled to control its defense, including, without limitation, the selection of separate counsel (at the cost and expense of the Indemnifying Party), of any Third Party Claim if such claim: (i) may result in injunctions or other equitable remedies in respect of the Indemnified Party which would affect its business or operations in any materially adverse manner; (ii) may result in material liabilities which may not be fully indemnified hereunder; (iii) may have a significant adverse impact on the business or the financial condition of the Indemnified Party (including, without limitation, a Material Adverse Effect on the tax liabilities, earnings or ongoing business relationships of the Indemnified Party) even if the Indemnifying Party pays all indemnification amounts in full or (iv) the anticipated defendants in any such situation, proceeding or action include, without limitation, both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from, additional to or inconsistent with those available to the Indemnifying Party; provided, however, that in no event shall an Indemnifying Party be required to pay fees and expenses under this indemnity for more than one firm of attorneys (in addition to local counsel) in any jurisdiction in any one legal action or group of related legal actions.  No Indemnifying Party will enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnified Party unless such settlement (a) requires solely the payment of money damages by the Indemnifying Party and (b) includes, without limitation, as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party and the persons for whom the Indemnified Party is acting or who are acting on behalf of the Indemnified Party from all liability in respect of the proceeding giving rise to the Third Party Claim.

8.05 Limitations on Indemnification.

(a) Seller will not be liable for indemnification arising under Section 8.01 for any Purchaser Damages of or to any Purchaser Indemnified Person entitled to indemnification from Seller unless the aggregate amount of such Purchaser Damages for which Seller would be liable exceeds $25,000, in which case Seller will be liable for only those Purchaser Damages incurred by Purchaser Indemnified Persons in excess of $10,000.

(b) Seller’s total aggregate liability under Section 8.01 shall be limited to $100,000, except that the foregoing limitation shall not apply to (i) any breach of the representations, warranties and covenants contained in Sections 2.01, 2.02, 2.03(a), 2.09, 2.11, 2.12, 2.17, 2.18, 2.19, 2.20, or 2.22 or (ii) any Losses of Purchaser to any third party (which may or may not be based on a breach of a representation or warranty of Seller) that existed on or prior to the Closing Date or which may arise from or relate to any act or omission of Seller on or prior to the Closing Date, other than with respect to any Assumed Liability.

8.06 Non-Exclusive Remedy.  Except as otherwise provided herein, and subject to the limitations set forth in Section 8.05, (a) none of the remedies provided in this Agreement nor specific performance are the exclusive remedy of either party for a breach of this Agreement and (b) the parties have the right to seek any other remedy in law or equity or in addition to and lieu of or in addition to any remedies provided for in this Agreement, including, without limitation, an action for damages for breach of contract.  Purchaser and Purchaser may set off any amount to which either may be entitled under this Agreement against any amount to which Seller otherwise would be entitled under this Agreement, including, without limitation, the Escrow Funds and for payment of such amounts to which it may be entitled.

ARTICLE 9

TERMINATION

9.01 Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) By mutual written agreement of Seller, Purchaser;

(b) By Seller or Purchaser if the Closing shall not have occurred by August 1, 2010 (“Termination Date”), unless such Closing is pending the receipt of a regulatory, corporate, or third party approval or is pending the satisfaction or waiver of any condition to Closing, in which case the time for Closing shall be extended by 15 days.  Notwithstanding the foregoing, the time for Closing may be extended by mutual agreement of Seller, Purchaser, unless the failure to consummate the Closing on or prior to such date is the result of (i) any action or inaction under this Agreement by the party seeking to terminate the Agreement pursuant to the terms of this Section 9.01(b) or (ii) delays in the review of any filings required by the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (“Hart-Scott-Rodino”), in which case the foregoing date shall be extended for up to an additional 120 days to allow additional time for the Hart-Scott-Rodino filing review to be finally determined;

(c) By any of Seller, Purchaser if there shall be any law or regulation that makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited, or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction; provided, however, that the terms of this Section 9.01(c) shall not be available to any party unless such party shall have used its commercially reasonable efforts to oppose any such order, decree or judgment or to have such order, decree or judgment vacated or made inapplicable to the transactions contemplated by this Agreement;

(d) Intentionally omitted; and

(e) By Seller if there has been a material breach by Purchaser of any representation, warranty, or covenant contained in this Agreement which cannot be, or has not been, cured within thirty (30) days after written notice of such breach is given to Purchaser.

The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

9.02 Effect of Termination.  If this Agreement is terminated as permitted by Section 9.01, such termination shall be without liability of any party (or of any shareholder, director, officer, employee, agent, consultant or representative of any party) to another party to this Agreement; provided, however, that if such termination shall result from the willful failure of any party to fulfill a condition to the performance of the obligations of another party or to perform a covenant of this Agreement or from a willful breach by any party to this Agreement, such party shall be fully liable for any and all Losses incurred or suffered by the parties as a result of such failure or breach.  The provisions of Sections 6.03 and 10.04 shall survive any termination hereof pursuant to Section 9.01.

ARTICLE 10

MISCELLANEOUS

10.01 Survival.  The representations and warranties of Purchaser and Seller contained in this Agreement shall survive the Closing for a period of twelve (12) months after the Closing Date; provided, however, that (a) the representations and warranties made in Section 2.18 (Tax Matters) and Section 2.17(Environmental Matters) shall survive the Closing until the later of (i) ninety (90) days after the expiration of the appropriate statute of limitation or (ii) three (3) years after the Closing Date, and (b) the representations and warranties made in Section 2.01 (Existence and Power of Seller), Section 2.02 (Authorization), Section 2.03(a) (Non-Contravention), Section 2.09(a) (Ownership of Assets), Section 2.19 (Transactions with Affiliates), Section 3.01 (Organization of Purchaser), Section 3.02 (Authorization), and Section 3.03(a) (Non-Contravention) shall survive the Closing indefinitely.

10.02 Notices

  All notices, requests and other communications to either party hereunder shall be in writing (including, without limitation, facsimile, telecopy or similar writing) and shall be deemed given when delivered:

If to Purchaser, to:	Jason Kates, CEO

RVUE HOLDINGS, INC.
900 S.E. 3rd Avenue, Third Floor
Ft. Lauderdale, FL  33316
Telecopier: (954)728-9029

with a copy (which shall not constitute notice) to:

Law Offices of Mark J. Tolstoi
75 Eisenhower Parkway
Roseland, NJ 07068-1693
Att: Mark Tolstoi, Esq.
Telecopier: (973) 364-1090

If to Seller, to:
Jason Kates, CEO
Argo Digital Solutions Inc.
900 S.E. 3rd Avenue, Third Floor
Ft. Lauderdale, FL  33316
Telecopier: (954)728-9029

with a copy (which shall not constitute notice) to:

Akerman Senterfitt
One Southeast Third Avenue, 25th Floor
Miami, Florida 33131
Attn:  Jonathan Awner, Esq.
Telecopier:  (305) 349-4754

Each of the above persons may change their address or facsimile number or telephone number by notice to the other persons in the manner set forth above.

10.03 Amendments; No Waivers.

(a) No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the existence of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

10.04 Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

10.05 Successors and Assigns.  The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No party to this Agreement may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto; provided that Purchaser may assign its rights and obligations under this Agreement to any of its subsidiaries or Affiliates, provided that any such assignee agrees in writing to be bound by all of the terms of this Agreement and that no such assignment shall relieve Purchaser of its obligations hereunder which shall thereafter be joint and several as between Purchaser and its assignee.  Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.06 Governing Law.  This Agreement shall be construed and enforced in accordance with and governed by the law of the State of New York without regard to any provision thereof that would allow or require the application of the law of any other jurisdiction.  The parties hereby agree that any dispute between or among them arising out of or in connection with this Agreement shall be adjudicated only before a Federal court located in New York, New York, and they hereby submit to the exclusive jurisdiction of the federal courts located in New York, New York, with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement, and consent to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested, in care of the address set forth above or such other address as the undersigned shall furnish in writing to the other.

10.07 Specific Performance.  Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which it may be entitled, at law or in equity.

10.08 Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Facsimile copies of signature pages shall have the same legal effect as signed originals.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

10.09 Entire Agreement.  This Agreement, the Schedules and Exhibits hereto, the Related Documents and any other documents referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect thereto.  No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.

10.10 Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The following rules of construction shall apply to this Agreement:

(a) Any reference to any federal, state, provincial or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, in each case as amended from time to time, unless the context requires otherwise.

(b) The headings and titles herein are for convenience only and shall have no significance in the interpretation hereof.

(c) Unless otherwise provided, all references in this Agreement to “Articles” and “Sections” are to articles and sections of this Agreement; and all references to “Exhibits”, “Schedules” or “Annexes” are to exhibits, schedules or annexes attached to this Agreement, each of which is made a part of this Agreement for all purposes.

(d) Unless the context otherwise requires, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words or phrases of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof.

(e) Terms defined in the singular shall have the corresponding meaning when used in the plural and vice versa.  Any definition of one part of speech of a word, such as definition of the noun form of that word, shall have a comparable or corresponding meaning when used as a different part of speech, such as the verb form of that word.

(f) References to any gender include, without limitation, all others if applicable in the context.

(g) Unless the context otherwise requires, references to agreements shall be deemed to mean and include, without limitation, such agreements as the same may be amended, supplemented and otherwise modified from time to time, and references to parties to agreements shall be deemed to include, without limitation, the permitted successors and assigns of such parties.

(h) Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, except where such principles are inconsistent with the specific provisions of this Agreement or any applicable law.

10.11 Severability.  Any part of this Agreement which is found to be void, invalid, illegal or unenforceable, shall be severed from this Agreement and ineffective to the extent of that voidness, invalidity, illegality or unenforceability.  Such voidness, invalidity, illegality or unenforceability will not invalidate, affect or impair the remaining provisions of this Agreement.  If a court of competent jurisdiction determines that the terms in respect of which covenants in this Agreement are to be entered are unreasonable or unenforceable for any reason, then this Agreement shall be reread and construed with such terms, as may be applicable, as determined to be reasonable by a court of competent jurisdiction and the Agreement shall be amended and construed accordingly hereby.

10.12 Certain Definitions.

 “Affected Employees” shall have the meaning assigned to such term in Section 2.15(a).

“Affiliate” means, with respect to a Person, another Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such first Person. For this definition, “control” (and its derivatives) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting Equity Interests, as trustee or executor, by Contract or credit arrangements or otherwise.

“Applications” shall have the meaning assigned to such term in Section 2.11(f).

“Assets” shall have the meaning assigned to such term in Section 1.01.

“Assumed Liabilities” shall have the meaning assigned to such term in Section 1.03.

“Balance Sheet Date” means December 31, 2009.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the City of New York, New York are authorized or obligated to close.

“Business Facility” includes, without limitation, any building, enclosure, improvement, vacant land, lot, wharf, dock or other facility or real property of any kind which Seller leases, operates, owns, or manages in any manner related to the Business as of the Closing Date or which Seller leased, operated, owned or managed in any manner related to the Business on or prior to the Closing Date.

“Business Records” means the business records, regardless of the medium of storage, relating to the Assets and or the Business, including without limitation, all schematics, drawings, customer data, subscriber lists, statistics, promotional graphics, original art work, mats, plates, negatives, accounting and financial information concerning the Assets or Business.

“Capital Expenditures” shall mean, with respect to any Person, for any period, expenditures (whether paid in cash or accrued as a liability, including, without limitation, the portion of Capitalized Leases originally incurred during such period that is capitalized on the balance sheet of such Person) by such Person during such period that, in conformity with GAAP, are included in “capital expenditures”, “additions to property, plant or equipment” or comparable items, without limitation, in the financial statements of such Person.

“Capitalized Lease” shall mean, with respect to any Person, (i) any lease of property, real or personal, the obligations under which are capitalized on the balance sheet of such Person, and (ii) any other such lease to the extent that the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.

“Closing” shall have the meaning assigned to such term in Section 7.01.

“Closing Balance Sheet” means a balance sheet prepared as of the Closing Date.

“Closing Date” shall have the meaning assigned to such term in Section 7.01.

“Closing Date Statement” shall mean true and correct copies of the most recently available supporting documentation, showing, as of the Closing Date, (i) the amount of Seller’s cash and cash equivalents, including, without limitation, all cash balances in any bank or brokerage accounts and the value of any securities and term deposits, and (ii) the amount of all dividends or distributions made in respect of the capital stock of Seller since December 31, 2009.

“Closing Escrow Payment” intentionally omitted.

“COBRA” shall have the meaning assigned to such term in Section 6.06(g).

“Code” shall have the meaning assigned to such term in Section 1.05(a).

 “Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s Organizational Documents or any Contract; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

 “Contracts” shall have the meaning assigned to such term in Section 1.01(c).

“Current Assets” means, in each case relating to the Business and constituting part of the Assets, cash and cash equivalents; accounts receivable; inventory and work-in-progress; prepaid assets; and marketable securities as determined using the principles of GAAP; provided, however, that Current Assets shall not include (i) derivative assets, (ii) current portions of deferred tax assets, (iii) assets held for sale or disposal or (iv) deposits held to support liens, taxes, assessments and governmental charges due and being contested. [shall be subject to further defining and adjustment following Purchaser’s due diligence review.]

“Current Liabilities” means, in each case relating to the Business and constituting part of the Assumed Liabilities, accounts payable and accrued expenses; accrued interest; other current liabilities; and any other third party debt (both current and long-term in nature) to the extent that it is required to be paid in cash within 12 months as determined using the principles of GAAP; provided, however, that Current Liabilities shall not include (i) current portions of deferred tax liabilities, (ii) accrued income taxes, (iii) derivative liabilities or (iv) liabilities of assets held for sale or disposal. [shall be subject to further defining and adjustment following Purchaser’s due diligence review.]

“Encumbrances” means any mortgages, pledges, liens, encumbrances, charges or other security interests.

 “Environmental Law or Laws” shall mean any and all laws, statutes, ordinances, rules, regulations, or orders of any Governmental Authority pertaining to health or the environment currently in effect and applicable to a specified person and its subsidiaries, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended, any state or local Laws implementing the foregoing federal laws, and any state laws pertaining to the handling of oil and gas exploration and production wastes or the use, maintenance, and closure of pits and impoundments, and all other environmental conservation or protection laws.  For purposes of the Agreement, the terms “hazardous substance” and “release” have the meanings specified in CERCLA; provided, however, that to the extent the laws of the state or locality in which the property is located establish a meaning for “hazardous substance” or “release” that is broader than that specified in either CERCLA, such broader meaning shall apply, and the term “hazardous substance” shall include, without limitation, all dehydration and treating wastes, waste (or spilled) oil, and waste (or spilled) petroleum products, and (to the extent in excess of background levels) radioactive material, even if such are specifically exempt from classification as hazardous substances pursuant to CERCLA or RCRA or the analogous statutes of any jurisdiction applicable to the specified person or its subsidiaries or any of their respective properties or assets.

“Environmental Permits” means all permits, licenses, certificates, registrations, identification numbers, applications, consents, approvals, variances, notices of intent, exemptions and similar requirements necessary for the ownership, use and/or operation of the Leased Premises to comply with Environmental Laws.

“Environmental Response” means (i) any action necessary to comply with and ensure compliance with, or to reduce or eliminate liability under, Environmental Laws and/or (ii) any actions required under Environmental Laws and all applicable industrial standards to protect against and/or respond to, remove, remediate, investigate or monitor the release or threatened release of Materials of Environmental Concern at, on, in, about, under, within or near the air, soil, surface water, groundwater, or soil vapor.

“Environmental Responsibility” means any claim; demand; litigation; proceeding; action; cause of action; suit; loss; judgment; cost; expense (including, without limitation, attorneys' and expert's fees); damage; punitive damage; fine; penalty; liability; obligation; criminal liability; strict liability governmental or private investigation; notification of status of being potentially responsible for Environmental Response; consent or administrative order, agreement, or decree; lien; personal injury or death of any person; or property damage, (including, without limitation, diminution in value) whether threatened, sought, brought or imposed, that is related to (i) any violation, potential violation of, actual or potential liability under, or noncompliance with, any Environmental Law; (ii) improper use or treatment of wetlands or other protected land or wildlife; (iii) noise; (iv) radioactive materials (including, without limitation, naturally occurring radioactive materials); (v) explosives; (vi) pollution, contamination, preservation, protection, decontamination, or clean-up of, or Environmental Response to the air, surface water, groundwater, soil or protected lands; (vii) the generation, handling, discharge, release, threatened release, treatment, storage, disposal or transportation of Materials of Environmental Concern; (viii) exposure of persons or property to Materials of Environmental Concern and the effects thereof; (ix) the release or threatened release (into the indoor or outdoor environment), generation, extraction, mining, beneficiating, manufacture, processing, distribution in commerce, use, transfer, transportation, treatment, storage, or disposal of, or Environmental Response to, Materials of Environmental Concern; (x) injury to, death of or threat to the health or safety of, any person or persons caused directly or indirectly by Materials of Environmental Concern; (xi) damage or destruction to real or personal property caused directly or indirectly by Materials of Environmental Concern or the release or threatened release of any Materials of Environmental Concern; (xii) community right-to-know and other disclosure laws relating to Materials of Environmental Concern or Environmental Laws; or (xiii) maintaining, disclosing, or reporting information to Governmental Authorities or any other third person under any Environmental Law.  Further, the term, “Environmental Responsibility,” also includes, without limitation, any Losses incurred in connection with any investigation to determine whether Environmental Response is required or in connection with any asserted or actual breach or violation of any requirements of Environmental Laws; monitoring or responding to efforts to require Environmental Response, any claim for natural resource damages and any claim based upon any asserted or actual breach or violation of any Environmental Law.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other equity ownership or participation in a Person.

“Employment Agreement” means the employment agreement to be entered into by and between Purchaser and each Jason Kates as of the Closing Date.

“ERISA” shall have the meaning assigned to such term in Section 6.06(g).

“Escrow Account” Intentionally omitted.

“Escrow Agent” shall have the meaning assigned to such term in Section 1.07.

“Escrow Funds” shall have the meaning assigned to such term in Section 1.07.

“Exchange Act” shall have the meaning assigned to such term in Section 3.07.

“Excluded Assets” shall have the meaning assigned to such term in Section 1.02.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governing Documents” shall have the meaning assigned to such term in Section 2.03(a).

“Governmental Authority” shall mean any federal, state, municipal, local, territorial or other governmental department, commission, board, bureau, agency, registry, regulatory authority, instrumentality, judicial or administrative body or other subdivision of the United States, the United Kingdom, Canada, and any other jurisdiction from which the Seller derives a significant portion of its revenues.

“Hart-Scott-Rodino” shall have the meaning assigned to such term in Section 9.01(b).

“In-bound Intellectual Property License” shall mean any and all licenses, sublicenses and other agreements pursuant to which Seller is entitled to utilize the Intellectual Property of any other Person in the conduct of the Business.

“Indemnified Party” shall have the meaning assigned to such term in Section 8.04.

“Indemnifying Party” shall have the meaning assigned to such term in Section 8.04.

“Independent Accounting Firm” means an independent, nationally recognized accounting firm, registered with the Public Company Accounting Oversight Board, which shall not have been engaged by Purchaser or Seller at any time in the three (3) years preceding the date the execution of this Agreement.

“Intellectual Property” means all internet domain names and URLs of, used or relating to the Business, software, inventions, patents, patent applications, continuations of patents or patent applications, divisionals of patents or patent applications, foreign corresponding patents, processes (patentable or not), shop rights, formulas, brand names, trade secrets, know-how, logos, trade dress, look and feel, moral rights, service marks, trade names, trademarks, trademark applications, service mark applications, copyrights, copyright registrations, source and object codes, database schema, mask works, moral rights, customer lists, drawings, ideas, algorithms, computer software programs or applications (in code and object code form), tangible or intangible proprietary information and any other intellectual property and similar items and related rights.

“Intellectual Property Assets” means all Intellectual Property and In-bound Intellectual Property Licenses owned by or licensed to Seller or used in the Business, together with any goodwill associated therewith and all rights of action on account of past, present and future unauthorized use or infringement thereof.

“Interest Expense” shall mean, with respect to Seller for any fiscal period of Seller, the total consolidated interest expense (including, without limitation, interest expense with respect to Indebtedness (including, without limitation, fees on letters of credit), and interest expense attributable to Capitalized Leases in accordance with GAAP, but excluding payments in respect of the portion of deferred compensation classified as interest expense in GAAP statements) of Seller for such period, determined in accordance with GAAP.

“Investors” means those “accredited investors” (as defined in Regulation D) who are solicited in compliance with Regulation D in connection with effecting the private placement referred to in Section 7.05(h) of this Agreement. The phrase “in the ordinary course” means in the course of performing any one or more of the enumerated activities.

“Interim Financial Statements” shall have the meaning assigned to such term in Section 2.05.

“Joint Instruction” shall have the meaning assigned to such term in the Purchase Price Escrow Agreement.

"Knowledge" means (i) the actual knowledge held by any individual who is an officer, director or management employee of the specified Person or its Affiliates, after reasonable and appropriate inquiry, of any fact, circumstance or condition and (ii) what any such individual should have known after reasonable and appropriate inquiry.

“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority, each as amended and now in effect.

“Leased Premises” shall mean the Real Property leased pursuant to the Real Property Leases.

“Losses” means all damage, loss, liability and expense, including, without limitation, penalties, interest, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding incurred or suffered by any of the Purchaser Indemnified Parties arising out of (i) any breach of any representation or warranty, covenant or agreement made or to be performed by Seller pursuant to this Agreement, (ii) the ownership or the operation of the Business or the ownership or use of each Business Facility or the Assets of Seller on or prior to the Closing Date.

“Material Adverse Effect” with respect to any Person shall mean any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that could reasonably be expected to be materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations or prospects of that Person and its subsidiaries, taken as a whole, other than any change or effect resulting from any public announcement of this Agreement or the transactions contemplated by this Agreement.

“Materials of Environmental Concern” means:  (i) substances, materials, or wastes that are classified or regulated under any applicable Environmental Law; (ii) those substances, materials, or wastes included within statutory and/or regulatory definitions or listings of “hazardous substance,” “special waste” “hazardous waste,” extremely hazardous substance,” “solid waste” “medical waste,” “regulated substance,” “hazardous materials,” “toxic substances,” or “air contaminant” under any Environmental Law; and/or (iii) any substance, material, or waste which is or contains:  (A) petroleum, oil or any fraction thereof, (B) explosives, or (C) radioactive materials (including naturally occurring radioactive materials).

“Net Current Assets” means the amount, if any, by which Current Assets exceeds Current Liabilities.

“No Shop Period” shall have the meaning assigned to such term in Section 4.01.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, articles of association, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including, without limitation, any amendments thereto.

“OSHA” shall have the meaning assigned to such term in Section 2.17(l).

“Purchaser Common Stock” means the common stock, par value $0.001 per share, of Purchaser.

“Permits” shall have the meaning assigned to such term in Section 1.01(e).

“Permitted Encumbrances” shall mean:

a)           liens for taxes, assessments and governmental charges due and being contested in good faith and diligently by appropriate proceedings (and for which a cash deposit (reasonably acceptable to Purchaser in amount) that is being transferred to Purchaser at Closing has been set aside).

b)           servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein;

c)           liens for taxes either not due and payable or due but for which notice of assessment has not been given;

d)           undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Authority that have not at the time been filed or registered against the title to the asset or served upon Seller pursuant to law or that relate to obligations not due or delinquent; and

e)           security given in the ordinary course of the Business to any public utility, municipality or government or to any statutory or public authority in connection with the operations of the Business, other than security for borrowed money.

“Person” shall mean and include, without limitation, any individual, partnership, joint venture, firm, corporation, limited liability company, association or other unincorporated organization, trust or other enterprise or any Governmental Authority.

“Post-Closing Adjustment” intentionally omitted.

“Post-Closing Payment” intentionally omitted.

“Prohibited Business” shall have the meaning assigned to such term in Section 4.05(a).

“Purchase Price” shall have the meaning assigned to such term in Section 1.07.

“Purchase Price Escrow Agreement” intentionally omitted.

“Purchaser Damages” shall have the meaning assigned to such term in Section 8.01.

“Purchaser Indemnified Persons” shall have the meaning assigned to such term in Section 8.01.

“Pushdown Agreement” means that certain Contribution and Separation Agreement dated as of September 16, 2009, by and between rVue, Inc. and Seller, as amended, which shall be deemed a material Contract of Seller.

“Real Property” means all owned real property and real property leases used or held for use in conduct of the Business including, without limitation, all buildings, fixtures and improvements erected thereon.

“Real Property Leases” means all leases for Real Property.

“Related Documents” shall have the meaning assigned to such term in Section 2.02.

“SEC Documents” shall have the meaning assigned to such term in Section 3.07

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Damages” shall have the meaning assigned to such term in Section 8.02.

“Seller Indemnified Persons” shall have the meaning assigned to such term in Section 8.02.

“Seller Plans” shall have the meaning assigned to such term in Section 6.06(f).

“Subsequent Financing” means the contribution of a minimum of $1,000,000 in cash to be made by the Investors to the Purchaser on the Closing Date, pursuant to a private placement under Section 4(2) of the Securities Act or Rule 506 of Regulation D (“Regulation D”) promulgated thereunder, as described in Section 4.1 hereof.

“Tax” shall have the meaning assigned to such term in Section 2.18.

“Tax Return” shall have the meaning assigned to such term in Section 2.18.

“Termination Date” shall have the meaning assigned to such term in Section 9.01(b).

“Third Party Claim” shall the meaning assigned to such term in Section 8.04.

“Transfer Tax” shall mean any transfer, documentary, sales, use or other taxes arising in connection with the transactions contemplated by this Agreement and any recording or filing fees with respect thereto.

“Withheld Consent Contracts” shall have the meaning assigned to such term in Section 1.06.

“Year End Financial Statements” shall have the meaning assigned to such term in Section 2.05.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers effective as of the day and year first above written but executed on the dates set forth below.

PURCHASER:

RVUE HOLDINGS, INC.

By:	/s/ Mark J. Tolstoi
Name: Mark J. Tolstoi
Title: Secretary

SELLER:

ARGO DIGITAL SOLUTIONS, INC.

By:	/s/ Jason Kates
Name: Jason Kates
Title: Chief Executive Officer

RVUE:

RVUE, INC.

By:	/s/ Jason Kates
Name: Jason Kates
Title: Chief Executive Officer